Exhibit 99.1

ILLUMINA APPOINTS CHRISTIAN HENRY AS CHIEF FINANCIAL OFFICER

SAN DIEGO, CALIFORNIA, May 3, 2005 — Illumina, Inc. (NASDAQ: ILMN) announced today the appointment of Christian Henry to the position of Vice President and Chief Financial Officer, effective June 6, 2005. In this position, Mr. Henry will be responsible for worldwide financial operations, controllership functions and facilities management.

Mr. Henry has most recently served as the Chief Financial Officer for Tickets.com, a publicly traded, online ticket provider that was recently acquired by Major League Baseball Advanced Media, LP. Prior to that, Mr. Henry was Vice President, Finance and Corporate Controller of Affymetrix, Inc., a publicly traded life sciences company, where he oversaw accounting, planning, SEC and management reporting, treasury and risk management. He previously held a similar position at Nektar Therapeutics (formerly Inhale Therapeutic Systems, Inc.). Mr. Henry received a BA in biochemistry and cell biology from the University of California, San Diego, and an MBA from the University of California, Irvine. He is a certified public accountant.

“Christian brings broad operations experience in finance as well as direct experience in the life science marketplace,” declared Jay Flatley, Illumina President and CEO. “We are excited to have Christian join our team and continue to enhance our financial management capabilities.”

Mr. Henry will replace Timothy Kish, whose last day with the Company was April 29, 2005. Mr. Kish served five years as Illumina’s Chief Financial Officer and has agreed to provide consulting services to the Company to ensure a smooth transition. “Tim has provided enormous contributions to Illumina and we wish him and his family the very best as they return to the East Coast,” stated Flatley.

About Illumina
Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray™ technology — now used in leading genome centers around the world — provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, Illumina’s ability to further develop and commercialize its Infinium assay and BeadArray™ platform technologies, to deploy new gene expression and genotyping products and applications for its platform technology, to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, to scale, integrate and commercialize the CyVera technology, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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Contacts:	Jay Flatley President & CEO 1.858.202.4501 jflatley@illumina.com	William Craumer Director, Corporate Communications 1.858.202.4667 bcraumer@illumina.com